John Hancock Funds, LLC 601 Congress Street Boston, MA 02210-2805

March 13, 2014

To the Trustees of

John Hancock Funds III

601 Congress Street

Boston, MA 02210

Re:	Rule 12b-1 Fee Waiver Letter Agreement

With reference to each of the Distribution Plans entered into by and between John Hancock Funds, LLC (the “Distributor”) and John Hancock Funds III (the “Trust”), on behalf of each of its series listed in Appendix A (each, a “Fund” and collectively, the “Funds”), we hereby notify you as follows:

1.       The Distributor agrees to contractually waive and limit its Rule 12b-1 distribution fees and/or service fees to the extent necessary to achieve the aggregate distribution and service fees of each Fund as set forth in Appendix A hereto. The expense waiver agreements expire on the dates specified, unless renewed by mutual agreement of the Fund and the Distributor based upon a determination that this is appropriate under the circumstances at that time.

2.       We understand and intend that the Trust will rely on this undertaking in overseeing the preparation and filing of Post-effective Amendments to the Registration Statements on Form N-1A for the Trust and the Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net and gross asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and we expressly permit the Trust so to rely.

Sincerely,

JOHN HANCOCK FUNDS, LLC

By:	/s/ Jeffrey H. Long
Jeffrey H. Long
Vice President, Finance

Agreed and Accepted
on behalf of John Hancock Funds III

By:	/s/ Charles Rizzo
Charles Rizzo
Chief Financial Officer

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer in his capacity as such and not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Funds.

APPENDIX A

JOHN HANCOCK FUNDS III

Fund	Class R4	Expiration Date of Waiver/Limit
John Hancock International Core Fund	0.15%	6/30/2015
John Hancock Disciplined Value Fund	0.15%	6/30/2015
John Hancock Disciplined Value Mid Cap Fund	0.15%	6/30/2015
John Hancock International Value Equity Fund	0.15%	6/30/2015
John Hancock Rainier Growth Fund	0.15%	6/30/2015
John Hancock Small Company Fund	0.15%	6/30/2015